UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2023

Yum China Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37762	81-2421743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Yum China Building
101 East Park Boulevard, Suite 805	20 Tian Yao Qiao Road
Plano, Texas 75074	Shanghai 200030
United States of America	People’s Republic of China

(Address, including zip code, of principal executive offices)

(469) 980-2898

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	YUMC	New York Stock Exchange
	9987	The Stock Exchange of Hong Kong Limited

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On July 14, 2023, the Board of Directors (the “Board”) of Yum China Holdings, Inc. (the “Company”) expanded its size from nine directors to ten directors and appointed Mr. David Hoffmann, chief executive officer of Mammoth Holdings, as a director, effective immediately, to serve for a term expiring at the 2024 annual meeting of stockholders of the Company or until his earlier death, resignation or removal. The Board determined that Mr. Hoffmann is independent of the Company and its management under the New York Stock Exchange listing standards and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited. The Board also appointed Mr. Hoffmann as a member of the Audit Committee of the Board.

Mr. Hoffmann will be entitled to an annual retainer equal to $315,000 for his service as a director, which will be pro-rated from the date of his appointment, payable in Company common stock or, if requested by him, up to one-half in cash. In connection with his appointment, the Company plans to enter into its standard director indemnification agreement with Mr. Hoffmann, the form of which was filed with the Securities and Exchange Commission on November 1, 2016 as an exhibit to the Company’s Current Report on Form 8-K.

There are no arrangements or understandings between Mr. Hoffmann and any other persons pursuant to which Mr. Hoffmann was selected as a director. There are no transactions involving the Company and Mr. Hoffmann that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Chief People Officer Transition

On July 13, 2023, Mr. Aiken Yuen notified the Company that he intends to step down as Chief People Officer of the Company, effective August 1, 2023. To ensure a smooth transition of the responsibilities of the Company’s Chief People Officer, the Company and Mr. Yuen entered into a transition agreement dated July 13, 2023 (the “Transition Agreement”).

Pursuant to the Transition Agreement, from August 1, 2023 to December 31, 2024, Mr. Yuen will continue to be employed by the Company as Senior Advisor to Ms. Joey Wat, the Company’s Chief Executive Officer, and provide counsel and advice in relation to human capital management related initiatives, executive talent mentoring, and other projects. Mr. Yuen will be paid a base salary of HK$ 327,600, for an average of one hundred twenty (120) hours of service, per month in the period of August 1, 2023 to December 31, 2023. During the same period, Mr. Yuen will also be eligible for a target bonus at a rate of 45% of his base salary. Mr. Yuen’s service hours and the corresponding compensation for the period of January 1, 2024 to December 31, 2024 are expected to be further scaled down.

The foregoing summary of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Board has appointed Mr. Jerry Ding as the Company’s Chief People Officer, effective August 1, 2023.

Mr. Ding has served as Head of Corporate Strategy since November 2019 and brand leader of Taco Bell since November 2021. Prior to joining Yum China, Mr. Ding worked at McKinsey & Company for over six years, specializing in developing corporate-level strategies. Mr. Ding holds a Ph.D. in Mechanical Engineering and Materials Science from Yale University and a B.S. in Mechanical Engineering and Automation from Tsinghua University.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release announcing Mr. Hoffmann’s appointment to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. (d)	Financial Statements and Exhibits. Exhibits.

The following exhibits are furnished with this report:

Exhibit No.	Exhibit Description

10.1 99.1	Transition Agreement, dated July 13, 2023, by and between Yum China Holdings, Inc. and Aiken Yuen. Press Release of Yum China Holdings, Inc. issued on July 17, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM CHINA HOLDINGS, INC.

	By:	/s/ Joseph Chan
Name: Joseph Chan
Title: Chief Legal Officer
Date: July 17, 2023